Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FIRST QUARTER FISCAL 2008 RESULTS

TRINITY, North Carolina (April 8, 2008) — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its first quarter of fiscal 2008.

Net sales for the fiscal quarter ended March 2, 2008 decreased 5.0% to $391.9 million compared to the comparable period in the prior year. Net income for the first quarter was $16.2 million or $0.17 per diluted share versus $24.6 million or $0.26 for the comparable period a year ago.

Total domestic net sales were $281.3 million compared to $316.7 million in the first quarter of 2007. Wholesale domestic net sales, which exclude third party sales from our component plants, were $276.7 million, and were impacted by a 10.5% decline in unit volume and a 1.4% decrease in Average Unit Selling Price (AUSP). Wholesale domestic unit volumes were primarily affected by accounts transitioning to the Company’s new Posturepedic line launching this Spring, reduced volumes from certain customers going out of business, and lower sales of promotional products. These factors were partially offset by continued unit growth in the Company’s specialty bedding products. Branded domestic specialty bedding product sales increased 17% in the first quarter of 2008 compared to the comparable period in the prior year.

International net sales grew 15.4% from the first quarter of 2007, or 9.0% excluding the effects of currency fluctuation, to $110.6 million. The increase in international net sales represents 18.6% growth in unit volume, partially offset by a decrease in AUSP, primarily due to increased sales of lower-priced OEM products.

First quarter gross profit was $153.2 million, or 39.1% of net sales, versus 43.0% of net sales for the comparable period a year earlier. This decrease in gross margin was due primarily to an increase in U.S. material costs, including an incremental $5.1 million in costs required for the Company’s products to be in compliance with the July 2007 federal flame retardant regulations as well as inflationary pressure on core inputs such as steel and foam. In addition, domestic gross profit margin was impacted by higher warranty reserves and a deleveraging of overhead expense on lower volumes. Internationally, gross margins declined primarily due to a shift in product mix in our European business.

Selling, general, and administrative (SG&A) expenses were $116.7 million, a decrease of $10.2 million versus the comparable period a year earlier. As a percentage of net sales, SG&A expenses declined to 29.8% in the first quarter of 2008 from 30.8% in the first quarter of 2007. This improvement in SG&A expenses in both absolute dollars and as a percent of sales was driven primarily by the Company’s initiatives to reduce advertising and compensation expenses in addition to lower product launch costs. These factors were partially offset by higher delivery expenses and $0.9 million of severance costs associated with personnel reductions.

Larry Rogers, Sealy’s interim Chief Executive Officer and President of North America, stated, “During the first quarter we continued to execute on our strategic initiatives designed to drive AUSP growth, improve operational efficiencies, and position the Company to achieve margin expansion over time. We initiated a pricing increase and instituted a more diligent focus on controlling our costs which enabled us to achieve SG&A expense leverage despite the decline in sales. We also introduced our innovative new Posturepedic line, which will be key to recapturing share of innerspring sales at price points above $1,000, and began shipping floor samples of the new line in March.”

“Our specialty business performed well, despite the deterioration in overall trends in our domestic business as the quarter progressed,” Mr. Rogers continued. “We were pleased to see continued growing demand for our latex product line and relatively strong performance from our international business. Going forward, while industry headwinds have intensified, we will focus our efforts on what we can control, including proactively managing our costs and continuing to execute on our strategic initiatives. I am confident that we are taking steps to strengthen our leading market position and drive long-term growth.”

As of March 2, 2008, the Company’s debt net of cash was $795.2 million, compared to net debt of $803.0 million as of February 25, 2007.

Dividend

The Company also announced today that its Board of Directors voted to suspend the Company’s quarterly dividend. This decision is intended to increase the Company’s financial flexibility and will enable it to better allocate its capital in order to enhance shareholder returns over time.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 632-5012, or for international callers, (913) 312-1430. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.7 billion in 2007. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	March 2,	December 2,	February 25,
	2008	2007	2007
ASSETS

Current assets:
Cash and cash equivalents	$21,303	$14,607	$31,750
Accounts receivable, net of allowances for bad debts, cash discounts and returns	216,093	208,821	217,704
Inventories	71,412	73,682	65,334
Assets held for sale	—	—	2,338
Prepaid expenses and other current assets	22,623	26,497	22,835
Deferred income taxes	19,043	20,087	12,932
	350,474	343,694	352,893
Property, plant and equipment - at cost	457,757	442,306	411,685
Less accumulated depreciation	(207,013)	(198,434)	(182,934)
	250,744	243,872	228,751
Other assets:
Goodwill	397,457	395,460	387,685
Other intangibles, net of accumulated amortization	8,232	8,866	12,284
Deferred income taxes	6,934	—	—
Debt issuance costs, net, and other assets	35,117	33,187	39,316
	447,740	437,513	439,285
	$1,048,958	$1,025,079	$1,020,929
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$35,926	$36,433	$22,996
Accounts payable	140,563	135,352	129,001
Accrued incentives and advertising	30,293	47,754	36,973
Accrued compensation	31,822	32,422	37,892
Accrued interest	11,341	16,526	11,220
Other accrued expenses	52,833	53,398	54,144
	302,778	321,885	292,226
Long-term obligations, net of current portion	780,587	757,322	811,756
Other noncurrent liabilities	74,101	50,814	42,382
Deferred income taxes	6,261	8,295	10,837

Common stock and options subject to redemption	15,242	16,156	17,517

Stockholders’ deficit:
Common stock	906	902	909
Additional paid-in capital	655,876	654,626	666,815
Accumulated deficit	(795,217)	(794,160)	(828,366)
Accumulated other comprehensive income	8,424	9,239	6,853
	(130,011)	(129,393)	(153,789)
	$1,048,958	$1,025,079	$1,020,929

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	March 2,	February 25,
	2008	2007
Net sales	$391,929	$412,567
Cost of goods sold	238,734	235,293

Gross profit	153,195	177,274

Selling, general and administrative expenses	116,744	126,913
Amortization of intangibles	915	783
Royalty income, net of royalty expense	(4,860)	(5,292)

Income from operations	40,396	54,870

Interest expense	15,376	15,905
Other income, net	(99)	(80)

Income before income tax expense	25,119	39,045
Income tax expense	8,905	14,411
Net income	$16,214	$24,634

Earnings per common share—Basic	$0.18	$0.27

Earning per common share—Diluted	$0.17	$0.26
Weighted average number of common shares outstanding:
Basic	90,865	91,349
Diluted	95,167	96,585

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Three Months Ended
	March 2,	February 25,
	2008	2007
Cash flows from operating activities:
Net income	$16,214	$24,634
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,377	7,322
Deferred income taxes	(361)	429
Non-cash interest expense:
Amortization of debt issuance costs and other	905	687
Stock-based compensation	623	639
Excess tax benefits from share-based payment arrangements	(776)	(4,348)
Loss on sale of assets	5	161
Other, net	290	(1,031)
Changes in operating assets and liabilities:
Accounts receivable	(4,420)	(24,358)
Inventories	3,024	899
Prepaid expenses and other current assets	4,518	1,724
Accounts payable	2,238	9,961
Accrued expenses	(28,980)	(12,135)
Other liabilities	861	(331)
Net cash provided by (used in) operating activities	2,518	4,253
Cash flows from investing activities:
Purchase of property, plant and equipment	(9,062)	(12,913)
Proceeds from sale of property, plant and equipment	1	77
Net cash used in investing activities	(9,061)	(12,836)
Cash flows from financing activities:
Cash dividends	(6,811)	(6,856)
Repayments of long-term obligations	(3,712)	—
Borrowings under revolving credit facilities	143,877	8,627
Repayments under revolving credit facilities	(118,077)	(11,249)
Exercise of employee stock options, including related excess tax benefits	785	4,592
Other	(1,984)	(344)
Net cash (used in) provided by financing activities	14,078	(5,230)
Effect of exchange rate changes on cash	(839)	(57)
Change in cash and cash equivalents	6,696	(13,870)
Cash and cash equivalents:
Beginning of period	14,607	45,620
End of period	$21,303	$31,750

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

	Three Months Ended:
	March 2,	February 25,
	2008	2007
	(in thousands)	(in thousands)
Net income	$16,214	$24,634
Interest expense	15,376	15,905
Income taxes	8,905	14,411
Depreciation and amortization	8,377	7,322

EBITDA	48,872	62,272
Unusual and nonrecurring losses:
Reorganization charges	1,056	—
Other (various) (a)	1,978	1,547
Adjusted EBITDA	$51,906	$63,819

(a)  Consists of various immaterial adjustments

The following table reconciles EBITDA to cash flow from operations:

	Three Months Ended
	March 2,	February 25,
	2008	2007
	(in thousands)	(in thousands)
EBITDA	$48,872	$62,272
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(15,376)	(15,905)
Income taxes	(8,905)	(14,411)
Non-cash charges against (credits to) net income	686	(3,463)
Changes in operating assets & liabilities	(22,759)	(24,240)
Cash flow from operations	$2,518	$4,253